                                                                     EXHIBIT 2.1

                            REORGANIZATION AGREEMENT

                                      among

                                ROBERT A. KUSHER

                                   CRAIG LOWY

                                  MINIMED INC.

                                       and

                           MINIMED DISTRIBUTION CORP.

                          Dated as of October 19, 1997

                               TABLE OF CONTENTS

                                                                                            Page
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE 1 - THE TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.1     Agreement to Purchase and Sell Shares  . . . . . . . . . . . . . . . . .     1
         1.2     Corporation Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         1.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
         1.4     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                 1.4.1  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . .     3
                 1.4.2  Taxes and Charges . . . . . . . . . . . . . . . . . . . . . . . .     4
         1.5     Deliveries at Closing  . . . . . . . . . . . . . . . . . . . . . . . . .     4
                 1.5.1  Deliveries by Targets to Acquiror . . . . . . . . . . . . . . . .     4
                 1.5.2  Deliveries by Acquiror to Targets . . . . . . . . . . . . . . . .     5
         1.6     Allocation of Consideration  . . . . . . . . . . . . . . . . . . . . . .     5

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF EACH TARGET . . . . . . . . . . . . . . . .     5
         2.1     Qualification; No Interest in Other Entities . . . . . . . . . . . . . .     5
         2.2     Authorization and Enforceability . . . . . . . . . . . . . . . . . . . .     5
         2.3     No Violation of Laws or Agreements . . . . . . . . . . . . . . . . . . .     6
         2.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         2.5     No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
         2.6     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
         2.7     Permits and Compliance With Laws Generally . . . . . . . . . . . . . . .     9
         2.8     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . .    11
         2.9     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         2.10    Title to Personal Property . . . . . . . . . . . . . . . . . . . . . . .    12
         2.11    Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         2.12    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
         2.13    Patents and Intellectual Property Rights . . . . . . . . . . . . . . . .    15
         2.14    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
         2.15    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . .    15
         2.16    Employees and Labor Relations  . . . . . . . . . . . . . . . . . . . . .    16
                 2.16.1  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                 2.16.2  Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . .    16
                 2.16.3  Labor Claims . . . . . . . . . . . . . . . . . . . . . . . . . .    16
         2.17    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . .    16
         2.18    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .    17
         2.19    No Pending Litigation or Proceedings . . . . . . . . . . . . . . . . . .    17
         2.20    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         2.21    Condition of Corporation Assets  . . . . . . . . . . . . . . . . . . . .    18
         2.22    Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

         2.23    Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         2.24    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         2.25    Certificate of Incorporation and Bylaws  . . . . . . . . . . . . . . . .    19
         2.26    Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         2.27    Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         2.28    Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         2.29    Purchase for Own Account . . . . . . . . . . . . . . . . . . . . . . . .    20
         2.30    Accredited Investor  . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         2.31    Transaction Representations  . . . . . . . . . . . . . . . . . . . . . .    21

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MINIMED  . . . . . . . . . . .    22
         3.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . .    22
         3.2     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . .    22
         3.3     Authorization and Enforceability . . . . . . . . . . . . . . . . . . . .    22
         3.4     No Violation of Laws or Agreements . . . . . . . . . . . . . . . . . . .    22
         3.5     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         3.6     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         3.7     Stock Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         3.8     Transaction Representations  . . . . . . . . . . . . . . . . . . . . . .    23

ARTICLE 4 - COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         4.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         4.2     Access, Information and Documents  . . . . . . . . . . . . . . . . . . .    25
         4.3     Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
         4.4     Supplements to Disclosure Schedules  . . . . . . . . . . . . . . . . . .    26
         4.5     Mutual Covenants and Assurances  . . . . . . . . . . . . . . . . . . . .    26
         4.6     Public Announcement  . . . . . . . . . . . . . . . . . . . . . . . . . .    27
         4.7     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                 4.7.1  Designated Employees  . . . . . . . . . . . . . . . . . . . . . .    27
                 4.7.2  Termination of Employees  . . . . . . . . . . . . . . . . . . . .    27
         4.8     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . .    27
         4.9      Pay-off of Liabilities of the Corporations  . . . . . . . . . . . . . .    28
         4.10     Tax and Accounting Treatment  . . . . . . . . . . . . . . . . . . . . .    28

ARTICLE 5 - CONDITIONS PRECEDENT; TERMINATION . . . . . . . . . . . . . . . . . . . . . .    28
         5.1     Conditions Precedent to Obligations of Acquiror  . . . . . . . . . . . .    28
                 5.1.1  Performance of Agreements; Representations and Warranties . . . .    28
                 5.1.2  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . .    29
                 5.1.3  Required Consents; Notice . . . . . . . . . . . . . . . . . . . .    29
                 5.1.4  Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . .    29
                 5.1.5  Completion of Due Diligence . . . . . . . . . . . . . . . . . . .    29
                 5.1.6  Review of Schedules . . . . . . . . . . . . . . . . . . . . . . .    29

                 5.1.7  Accuracy and Approval of Schedules  . . . . . . . . . . . . . . .    30
                 5.1.8  Injunction; Litigation  . . . . . . . . . . . . . . . . . . . . .    30
                 5.1.9  Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                 5.1.10  Pooling Opinion  . . . . . . . . . . . . . . . . . . . . . . . .    30
                 5.1.11  Condition of Corporation Assets  . . . . . . . . . . . . . . . .    30
                 5.1.12  Corporate Approval . . . . . . . . . . . . . . . . . . . . . . .    31
         5.2     Conditions Precedent to Obligations of Targets . . . . . . . . . . . . .    31
                 5.2.1  Performance of Agreements; Representations and Warranties . . . .    31
                 5.2.2  Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
                 5.2.3  Required Consents; Notice . . . . . . . . . . . . . . . . . . . .    31
                 5.2.4  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
                 5.2.5  Accuracy and Approval of Schedules  . . . . . . . . . . . . . . .    32
                 5.2.6  Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         5.3     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         5.4     Right to Proceed . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         5.5     Effect of Investigation  . . . . . . . . . . . . . . . . . . . . . . . .    33

ARTICLE 6 - CERTAIN ADDITIONAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . .    34
         6.1     Certain Taxes and Expenses . . . . . . . . . . . . . . . . . . . . . . .    34
         6.2     Maintenance of Books and Records . . . . . . . . . . . . . . . . . . . .    34
         6.3     Employment Security Laws . . . . . . . . . . . . . . . . . . . . . . . .    35
         6.4     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                 6.4.1  Mutual Indemnification  . . . . . . . . . . . . . . . . . . . . .    35
                 6.4.2  Indemnification of Acquiror and MiniMed . . . . . . . . . . . . .    35
                 6.4.3  Indemnification of Targets  . . . . . . . . . . . . . . . . . . .    36
                 6.4.4  Payment of Indemnification  . . . . . . . . . . . . . . . . . . .    36
                 6.4.5  Indemnification Procedures  . . . . . . . . . . . . . . . . . . .    36
         6.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .    38

ARTICLE 7 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
         7.1     Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
         7.2     Nature and Survival of Covenants and Representations . . . . . . . . . .    38
         7.3     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
         7.4     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . .    39
         7.5     Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . .    40
         7.6     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
         7.7     Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . .    40
         7.8     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
         7.9     No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . .    40
         7.10    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
         7.11    Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .    40
         7.12    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
         7.13    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

                            REORGANIZATION AGREEMENT


                 THIS REORGANIZATION AGREEMENT (this "Agreement"), is entered into as of October 19, 1997, by and among Robert Kusher, an individual ("Kusher"), Craig Lowy, an individual ("Lowy")(Lowy and Kusher are referred to herein individually as "Target" and collectively as "Targets"), MiniMed Distribution Corp., a Delaware corporation ("Acquiror") and MiniMed Inc., a Delaware corporation ("MiniMed").

                                    RECITALS

                 WHEREAS, the corporations listed on Exhibit A to this Agreement (each such entity is referred to herein individually as a "Corporation" and collectively as the "Corporations") own and operate a business that sells and/or distributes medical devices, including medical devices manufactured by MiniMed, medications, pharmaceuticals and related supplies for the treatment, monitoring and/or management of medical conditions and disease (including diabetes) (collectively, the "Business"); and

                 WHEREAS, the Corporations maintain various facilities and assets for the purpose of the conduct of the Business, mainly in the Southeastern United States; and

                 WHEREAS, Targets are the owners of record of all of the issued and outstanding capital stock of the Corporations (collectively, the "Shares"); and

                 WHEREAS, Targets desire to sell the Shares to Acquiror, and Acquiror desires to purchase the shares from Targets, for the consideration and upon the terms and conditions contained in this Agreement; and

                 WHEREAS, the parties desire to accomplish the foregoing (a) for accounting purposes as a pooling of interests and (b) for Federal income tax purposes as a "tax-free" reorganization as described in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                 NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1
                                THE TRANSACTION

                 1.1 Agreement to Purchase and Sell Shares. On the basis of the representations and warranties of the parties and subject to the terms and conditions set forth in this Agreement, Targets hereby agree to sell, transfer and deliver to Acquiror, and Acquiror agrees to purchase from Targets, the Shares on the Closing Date (as hereinafter defined) and for the consideration hereinafter provided. The Shares which are subject to purchase hereunder by Acquiror shall consist of the number of issued and outstanding shares of the common stock of each Corporation set forth next to each Corporation's name in Exhibit A to this Agreement, which Shares in the aggregate shall constitute all of the issued and outstanding capital stock of each Corporation. Each Target is the owner of record of the respective number of Shares of each class of capital stock of each Corporation set forth in Exhibit A to this Agreement. On the Closing Date, Targets shall deliver to Acquiror all certificates representing the Shares, duly endorsed in blank for transfer, or with appropriate duly endorsed stock assignments separate from certificates and with all appropriate tax stamps affixed, if required.

                 1.2 Corporation Assets. The term "Corporation Assets" is defined in this Agreement to mean any and all of the tangible and intangible assets of the Corporations of every kind, nature and description, wherever located, including all assets, properties, rights and claims acquired for, used in, held for use in, relating to or arising from the conduct of the Business, including, but not limited to, the assets of the Corporations identified in this Section 1.2:

                          (a)  All accounts receivable;

                          (b)  All inventories of finished goods, materials and
supplies, whether located at or in transit to or from, each Corporation's facilities, held on consignment, or at customer locations or otherwise ("Inventory");

                          (c)  All prepaid expenses, including advances,
deposits, property taxes, long term lease fees, and prepaid insurance;

                          (d)  All interests (whether fee or leasehold) in real
property, including those described in Schedule 1.2(d) and including all improvements, fixtures contained therein and appurtenances thereto (such fee interest is referred to herein as the "Owned Real Estate", such leasehold interest being referred to herein as the "Leased Real Estate" and the Owned Real Estate and Leased Real Estate being collectively referred to herein as the "Real Estate");

                          (e)  All personal property not constituting Inventory
including but not limited to machinery, equipment, spare parts, office furniture, and equipment (including computer equipment and software used thereon) and capital assets-work in process, including the property more particularly described in each Corporation's fixed asset ledger, copies of which are set forth in
Schedule 1.2(e) attached to this Agreement;

                          (f)  All cash, securities and cash equivalents on
hand or on deposit;

                          (g)  All of the Corporations' rights and interests in
the Contracts (as defined in Section 2.6(a) of this Agreement) and the Permits (as defined in Section 2.7(a) of this Agreement)(including any Environmental Permits, as defined in Section 2.8 of this Agreement);

                          (h)  All customer and vendor lists, catalogs,
brochures, handbooks and any other marketing or advertising materials;

                          (i)  All of the Corporations' rights under any third
party warranties relating to the foregoing property;

                          (j)     The originals or, if not available, copies of
all books, records, files, contracts, plans, notebooks, inventory and sales data, and other data, whether or not located at any principal place of business of any Corporation and whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes, CD ROM and similar storage media; and

                          (k)  All other assets, properties, rights and claims
located at or related to the operation by the Corporations of the Business which arise in or from the conduct thereto.

                 1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Shares (the "Closing") shall commence at 8 a.m., California time, on January 2, 1998 at the offices of Acquiror in Sylmar, California, provided that the conditions to closing set forth in Sections 5.1 and 5.2 hereof have been satisfied (or waived) on such date, or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto. The execution and exchange of documents, including without limitation, the delivery of the Stock Consideration (as such term is defined below) to Targets, shall take place at the Closing on such day (the "Closing Date"). All documents shall be deemed delivered on the Closing Date. The closing of the transaction shall be deemed to be effective as between the parties as of 12:01 a.m. on the Closing Date.

                 1.4      Purchase Price.

                          1.4.1  Purchase Price.  Subject to the terms and
conditions of this Agreement, the aggregate purchase price to be paid by Acquiror for the purchase of the Shares from Targets (the

"Purchase Price") shall be an amount of common stock of MiniMed, par value $.01 per share (the "Common Stock"), the number of shares of which shall be equal to
(A) the average closing price of the Common Stock on the NASDAQ National Market for a period of ten (10) consecutive business days ending two (2) days prior to the Closing Date (the "Acquiror Trading Price"), divided into (B) Sixteen Million Dollars ($16,000,000), rounded down to the nearest whole number (the "Stock Consideration"); provided, however, that the Acquiror Trading Price shall in no event exceed one hundred fifteen percent (115%) of the closing price of the Common Stock on October 17, 1997 (the "Effective Date Trading Price") or be less than eighty-five percent (85%) of the Effective Date Trading Price, as the case may be.

                          1.4.2  Taxes and Charges.  Notwithstanding that the
transaction contemplated by this Agreement is intended to be a "tax-free" reorganization for Federal income tax purposes, each Target shall be individually responsible for all federal, state and local taxes, if any, attributable to or arising out of the sale of each Target's Shares to Acquiror, and the arrangements in connection with the Closing of such sale. Other than such taxes, Acquiror and MiniMed shall be responsible for all transfer agent fees and other direct costs, if any, attributable to or arising out of the issuance of the Stock Consideration to Targets.

                 1.5 Deliveries at Closing. Subject to the terms and conditions of this Agreement, at the Closing, the parties shall have the respective obligations set forth in this Section 1.5.

                          1.5.1  Deliveries by Targets to Acquiror.  At the
Closing, Targets will execute and/or deliver or cause to be delivered to
Acquiror:

                                  (a)  Stock certificates representing all of
the Shares in accordance with Exhibit A duly endorsed in blank for transfer, or with appropriate duly endorsed stock assignments separate from the certificates;

                                  (b)  the certificates, opinions and other
documents required to be delivered by Targets pursuant to Section 5.1 hereof;
and

                                  (c)  all such other certificates, consents,
documents or instruments of conveyance as shall, in the reasonable opinion of Acquiror and its counsel, be necessary to vest in Acquiror good title to the Shares.

                          1.5.2  Deliveries by Acquiror to Targets.  At the
Closing, Acquiror will deliver or cause to be delivered to Targets:

                                  (a)  the certificates, opinions and other
documents required to be delivered by Acquiror or MiniMed pursuant to Section
5.2 hereof;

                                  (b)  the Stock Consideration; and

                                  (c)  such other instruments, certificates,
consents or other documents as shall, in the reasonable opinion of Targets and its counsel, be necessary to vest in Targets good title to the Stock Consideration, to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

                 1.6 Allocation of Consideration. The Purchase Price paid by Acquiror to Targets at the Closing shall be allocated between the Corporations as set forth in Schedule 1.6 attached to this Agreement. Schedule
1.6 also sets forth the allocation of the Purchase Price between Kusher and Lowy in their capacity as the recipients thereof.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF EACH TARGET

                 Each Target represents and warrants to Acquiror and MiniMed, as of the date hereof, as follows:

                 2.1      Qualification; No Interest in Other Entities.

                          2.1.1  Each Corporation is a corporation duly
organized, validly existing and in good standing under the laws of the state of its domicile and has all requisite corporate power and authority to own, lease and operate the Corporation Assets and conduct its respective business as and where presently being operated. Targets beneficially and of record own all of the issued and outstanding shares of capital stock of each Corporation.

                          2.1.2  No shares or other ownership or investment
interest, either of record or beneficially, in any corporation or other Person are included in the Corporation Assets. For purposes of this Agreement, the term "Person" means an individual, a corporation, a partnership, an association, any governmental authority, a trust or other entity or organization.

                 2.2 Authorization and Enforceability. Each Target has the requisite power and authority to make, execute, deliver and perform this Agreement and all other agreements and instruments to be executed by each Target in connection herewith (such other agreements and instruments, with this Agreement, being hereinafter referred to collectively as the "Transaction Documents"). This Agreement has been, and as of the Closing Date the other Transaction Documents will be, duly executed and delivered by each Target. This Agreement is, and upon execution and delivery at the Closing the other Transaction Documents will be, legal, valid and binding obligations of each Target enforceable against each Target in accordance with the terms thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 2.3 No Violation of Laws or Agreements. The execution, delivery, and performance of the Transaction Documents do not, and the consummation of the transactions contemplated by the Transaction Documents, will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of any Corporation; or (b) except as disclosed in Schedule 2.3 hereto and subject to receipt of the consents identified in Schedule 2.9, violate, conflict with, result in a breach of, or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any lien of any nature whatsoever upon any Corporation or any Corporation Asset or property or give to others any interests or rights therein under, (i) any agreement or commitment, oral or written, including, without limitation, any Contract, to which any Target is a party or by which any Corporation or any of the Corporation Assets may be bound or affected, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or governmental authority (domestic or foreign) or any applicable constitution, law, ordinance, rule or regulation.

                 2.4      Financial Statements.  Except as disclosed in
Schedule 2.4 hereto, the balance sheet(s) attached as Schedule 2.4 to this Agreement (the "Balance Sheets") were prepared from the books and records of each Corporation in accordance with GAAP, are true and correct with respect to each item, and are true, complete and correct in all material respects and fairly and accurately present the financial position and the results of operations of the Business by each Corporation as of the dates thereof and for the periods covered thereby. The Balance Sheets were prepared on a basis consistent with the financial statements previously supplied by Targets to Acquiror.

                 2.5 No Changes. Since June 30, 1997 (the "Balance Sheet Date"), the Business has been operated only in the ordinary course of business, consistent with past practice. Without limiting the foregoing, since the Balance Sheet Date, except as disclosed in Schedule 2.5 hereto, there has not been:

                          (a)  any change in the salaries or other compensation
payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Employee (as defined in Section 2.16.1, below);

                          (b)  any hiring of any employee other than in the
ordinary course of business;

                          (c)  any act by any Target or any Corporation which
would jeopardize the relationship of any Corporation with any supplier, customer, sales representative, health care provider, third party payor and others having business relations with them;

                          (d)  any disposition of, or failure to keep in
effect, any rights in, to or for the use of any Permit;

                          (e)  any modification, amendment or termination of
any Contract or any waiver of any rights of any Corporation in respect of any Contract or other Corporation Asset;

                          (f)  any execution, modification, amendment or
termination of any employment contract, change in control agreement or severance agreement;

                          (g)  any damage, destruction or loss affecting the
Corporation Assets in excess of $5,000, whether or not covered by insurance;

                          (h)  any change by any Corporation in its method of
accounting or keeping its books of account or accounting practices;

                          (i)  any sale, transfer or other disposition of any
assets, properties or rights of the kind included in the Corporation Assets, except sales of inventory in the ordinary course of business consistent with past practice and sales of other assets at fair market value with an aggregate value of less than $25,000;

                          (j)  any commitments or agreements for capital
expenditures or capital additions or betterments by any Corporation exceeding in the aggregate $10,000;

                          (k)  any major investments exceeding in the aggregate
$10,000;

                          (l)  any conduct of any Corporation's business in
violation of any applicable laws, rules, regulations, ordinances, codes, judgments and orders.

                          (m)  any outstanding preemptive, conversion or other
rights, options, warrants or agreements granted or issued by or binding upon any Corporation for the purchase or acquisition of any shares of any Corporation's capital stock or any securities convertible or exchangeable for shares of capital stock;

                          (n)  any change in any policy of insurance owned or
held by or covering the Business and/or the Corporations;

                          (o)  any incurrence of any liability (whether or not
pursuant to written contract) requiring an ongoing financial commitment exceeding $5,000; provided, however, that this Section 2.5(o) shall not apply to commitments or agreements for capital expenditures or capital additions or betterments by any Corporation;

                          (p)  any assumption, guarantee or incurrence of debt;

                          (q)  any event or circumstance that has or could
reasonably be expected to have a Material Adverse Effect;

                          (r)  any distribution or declaration of dividends by
the Corporations;

                          (s)  any change in the number of authorized, issued
and outstanding shares of any Corporation;

                          (t)  any amendment of any Corporation's Certificate
of Incorporation or Bylaws;

                          (u)  any actions, suits, investigations or
proceedings pending against or, to Targets' knowledge, threatened against or affecting, any of the Corporations or Corporation Assets before any court or arbitrator or governmental authority;

                          (v)  any mortgage, pledge or subjection to lien of
the Corporation Assets, or

                          (w)   any agreement, in writing or otherwise, to do
any of the foregoing.

                 2.6 Contracts. Schedule 2.6 hereto contains a list of the following:

                          (a)  the contracts which are part of the Corporation
Assets (the "Contracts"); and

                          (b)  any agreement otherwise material to the
Corporation Assets or under which the consequences of a default or termination could have a Material Adverse Effect. For the purposes of this Agreement, the term "Material Adverse Effect" means a material adverse effect upon the use, occupancy, operation or condition of the Business, any Corporation, or the Corporation Assets.

Targets have delivered to Acquiror or made available to the Acquiror for review a correct and complete copy of each written agreement listed in Schedule 2.6 and a written summary setting forth the terms and conditions of each material oral agreement referred to therein. With respect to each Contract: (i) the agreement is legal, valid, binding, and enforceable against, and for the benefit of, a Corporation, and in full force and effect; (ii) subject to receipt of the consents identified in Schedule 2.9, except as otherwise identified on Schedule 2.6 and subject to the terms and conditions of such agreement, the agreement will continue to be in full force and effect following the consummation of the transactions contemplated hereby; (iii) none of the Targets, the Corporations nor, to Targets' knowledge, any other party thereto, are in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under any Contract; and (iv) to Targets' knowledge (without inquiry), no party has repudiated or threatened to repudiate any provision of any Contract.

                 2.7      Permits and Compliance With Laws Generally.

                          (a)  Except as may be otherwise disclosed on Schedule
2.7, the Corporations, the Corporations' employees in such employees' individual capacity and the Corporations' agents, as applicable, possess and are in compliance in all material respects with all permits, licenses or other governmental requirements required to operate, own, lease or otherwise hold the Corporation Assets and conduct the Business under all applicable laws, rules, and regulations, except for any failure to possess any permits that would not, individually or in the aggregate, have a Material Adverse Effect. Except as may be otherwise disclosed on Schedule 2.7, the Corporations, the Corporations' employees in such employees' individual capacity and the Corporations' agents, as applicable, have operated their facilities, have conducted their business and are now doing so in material compliance with all applicable laws (including the

Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA"), zoning, building and similar laws), rules, regulations, ordinances, codes, judgments and orders. All material permits possessed by the Corporations, the Corporations' employees in such employees' individual capacity and the Corporations' agents (other than Environmental Permits set forth on Schedule 2.8(a)) are listed on Schedule 2.7 hereto (collectively, the "Permits"). All of the Permits are in full force and effect and there are no proceedings pending or, to Targets' knowledge (without inquiry), threatened that seek the revocation, cancellation, suspension or any adverse modification of such Permits. Each Corporation, its employees in such employees' individual capacity and its agents, as applicable, have made timely application for renewals of all Permits that will expire, or otherwise require application for renewal to be made, prior to January 1, 1998.

                          (b)  Except as may be otherwise disclosed on Schedule
2.7, no notice, citation, summons, order, complaint, correspondence or oral communication has been received by any Target or any Corporation and no investigation or review is pending or threatened, by any governmental authority or other entity, with respect to (i) any alleged violation by any Corporation or any employee or agent of any Corporation relating to any law, ordinance, rule, regulation, code or order of any governmental authority; (ii) any alleged failure by any Corporation or any employee or agent of any Corporation to have any permit relating to the Business, or any of the Corporation Assets; or (iii) any act or omission by any Corporation or any employee or agent of any Corporation which is not described in Sections 2.7(b)(i) and 2.7(b)(ii) above. Except as may be otherwise disclosed on Schedule 2.7, there are no such violations, failures or acts or omissions that would individually or in the aggregate have a Material Adverse Effect. Except as may be otherwise disclosed on Schedule 2.7, (i) there is no proceeding pending or threatened which is reasonably likely to materially and adversely affect any Corporation, the Business, or use or possession of the Corporation Assets in the manner in which the Corporations currently own and operate the Business and uses and possesses the Corporation Assets, and (ii) no zoning, building or similar law, regulation, ordinance or order applicable to the Corporations or any of the Corporation Assets is violated in any material respect.

                          (c)  Except as may be otherwise disclosed on Schedule
2.7, to Targets' knowledge, no notice, citation, summons, order, complaint, correspondence or oral communication has been received by any employee or agent of any Corporation in his individual capacity and no investigation or review is pending or threatened, by any governmental authority or other entity, with respect to (i) any alleged violation by any employee or agent of any Corporation in his individual capacity relating to any law, ordinance, rule, regulation, code or order of any governmental authority; (ii) any alleged failure by any employee or agent of any Corporation in his individual capacity to have any permit relating to the Business; or (iii) any act or omission by any employee or agent of any Corporation in his individual capacity which is not described in Sections 2.7(c)(i) and 2.7(c)(ii) above. Except as may be otherwise disclosed on Schedule 2.7, to Targets' knowledge, there are no such violations, failures or acts or omissions that would individually or in the aggregate have a Material Adverse Effect.

                 2.8 Environmental Matters. The Corporations possess and are in compliance with all environmental permits, certificates, licenses, approvals, registrations and authorizations required under all applicable laws, rules and regulations in connection with the Corporations, the Business and the Corporation Assets. All such material permits are listed on Schedule 2.8(a) (the "Environmental Permits"). All of the Environmental Permits are in full force and effect. Each Corporation has complied with, and is not in violation of any Environmental Laws. For purposes of this Agreement, "Environmental Laws" mean any federal, state, and local laws, ordinances, regulations, requirements, orders, directives, guidelines, or permit conditions, promulgated, issued or adopted, regulating or relating to Hazardous Materials, including, without limitation, those relating to industrial hygiene, health or environmental protection or the use, analysis, generation, manufacture, storage, discharge, release, disposal, transportation, investigation or remediation of Hazardous Materials. For purposes of this Agreement, "Hazardous Materials" means any chemical, substance, material, object, condition, waste or combination thereof which is or may be hazardous to human health or safety or to the environment, due to its harmful or potentially harmful properties or effects, including those listed, defined, or regulated under any Environmental Laws, including, without limitation, petroleum and petroleum by-products, PCBs, medical waste, and all chemicals, substances, materials, or wastes that are now or hereafter may be listed, defined, or regulated as hazardous by any federal, state, or local government agency or entity, or under any federal, state, or local law, regulation, ordinance, rule, policy or procedure.

                          2.8.1  Each Corporation has made timely application
for renewals of all Environmental Permits that will expire, or otherwise require application for renewal to be made, prior to January 1, 1998.

                          2.8.2  In connection with the Business, except as
disclosed in Schedule 2.8.2 to this Agreement:

                                  (a)  No notice, citation, summons, order or
complaint has been received by any Target or any Corporation and no investigation or review is pending or threatened by any governmental authority or other entity: (A) with respect to any alleged violation of any Environmental Law; or (B) with respect to any alleged failure to have any environmental permit required; or (C) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively "Management") of any Hazardous Materials.

                                  (b)  Neither of the Targets nor any
Corporation have received any request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Material.

                                  (c)  No oral or written notification of a
release or threat of release of a Hazardous Material has been filed by or on behalf of any Target or any Corporation or in relation to any property now owned, operated or leased by any Target or any Corporation. No such property is listed or proposed for listing on the National Priority List promulgated pursuant to the Federal Comprehensive Environmental Response, Compensation and Liability Action ("CERCLA"), or on any similar state list of sites requiring investigation or clean-up.

                                  (d)  There are no environmental liens on any
properties owned or leased by any Corporation, and no government actions have been taken or are in process or pending which could subject any of such properties to such liens.

                                  (e)  Except as listed in Schedule 2.8.2,
there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any Corporation, the Business or the Corporation Assets or, to any Target's knowledge, conducted by third parties in relation to any Corporation, the Business or the Corporation Assets.

                 2.9 Consents. Except as specified in Schedule 2.9, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution, delivery and performance of the Transaction Documents, or the consummation of the transactions contemplated thereby by Targets.

                 2.10 Title to Personal Property. The Corporations have good title to all of the Corporation Assets constituting personal property.

                 2.11     Real Estate.

                 (a) Except as set forth in Schedule 2.11(a)-1, the Corporations have good, clear, indefeasible, insurable and marketable title in fee simple to (and full, undivided ownership interest in) the Owned Real Estate and a good, clear, insurable and marketable leasehold interest in all of the Leased Real Estate, which ownership and leasehold interests, as of the Closing Date, will be free and clear of any and all mortgages, deeds of trust, security interests, mechanics or liens or encumbrances, subject only to the permitted exceptions approved by Acquiror and listed on Schedule 2.11(a)-2. Except as set forth in Schedule 2.11(a)-1, there are no purchase contracts, options or other agreements of any kind whereby any person or entity will have acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the Real Estate.

                 (b) Except as set forth in Schedule 2.11(b), the Real Estate is zoned to permit the uses for which is it presently used and/or intended to be used. Except as set forth in Schedule 2.11(b), the Real Estate is in compliance with all applicable building, zoning, and other land use and similar laws, codes, ordinances, rules, regulations and orders, including, without limitation, the Americans With Disabilities Act (collectively, "Real Property Laws"), except for any noncompliance that would not have a material adverse effect upon the Corporation Assets or the use of the Corporation Assets for their current use, and neither Targets nor any Corporation have received any notice of violation or claimed violation of any Real Property Law that would materially affect the use, occupancy, operation or marketability of the Real Estate. The continued use, occupancy and operation of the Real Estate as currently used, occupied and operated does not constitute a nonconforming use under any Real Property Law and the continued existence, use, occupancy and operation of the Real Estate, and the right and ability to repair and/or rebuild any unit of the Real Estate in the event of casualty, is not dependent on any special permit, exception, approval or variance.

                 (c) The Owned Real Estate, and, to the extent necessary for its operation, the Leased Real Estate, constitute valid subdivided parcels in accordance with all applicable subdivision laws, statutes, ordinances and codes presently in effect. The Corporations have all easements, servitudes, and rights-of-way necessary for access to the Real Estate, and there exists reasonably unrestricted access to a public street from each unit of the Real Estate at and over existing passageways, driveways, and accessways. All utilities serving the Real Estate are, and shall be at the Closing Date, adequate to operate the Business in the manner currently operated. No improvements forming part of the Real Estate: (i) encroach onto adjacent property; (ii) violate set-back, building or side lines; or (iii) encroach onto any easements or servitudes located on the Real Estate. Except as set forth in Schedule 2.11(c) hereto, no portion of the Real Estate is located within a flood or lakeshore erosion hazard area or in an area classified as a protected wetland.

                 (d) Neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority. None of the Targets nor any Corporation have received a notice of any pending condemnation, expropriation, eminent domain or similar proceeding affecting any portion of the Real Estate and, to Targets' knowledge, no such proceeding is contemplated. Targets have no knowledge of any public improvements which have been ordered to be made and/or which have not heretofore been assessed, and there are no special, general or other assessments pending, threatened against or affecting the Real Estate.

                 (e) Except as set forth in Schedule 2.11(e) hereto, none of the Targets nor any Corporation have received notices, oral or written, from any governmental authority that the assessed value of the Real Estate has been determined to be greater than that upon which any tax was paid for the most recent tax year applicable to each such tax, or from any insurance carrier of any Corporation regarding fire hazards with respect to the Real Estate.

                 (f) To Targets' knowledge (without inquiry), there are no conditions that would adversely affect the ownership, possession, use or occupancy of the Real Estate ("Adverse Conditions") relating to the physical condition of the Real Estate or any portion thereof, including, without limitation, Adverse Conditions relating to soil conditions, sinkholes or geologic faults.

                 (g) All materials, documents, and information delivered by or on behalf of Targets relating or pertaining in any way to the Real Estate, including but not limited to all material or information as to the ownership, rights, use, or occupancy thereof, all title information thereto (including but not limited to, all title insurance policies, commitments, deeds, covenants, conditions, restrictions, leases, licenses, occupancy agreements, easements and other items of record), all environmental studies, reports and information, all property use and operational material, plans and specifications, contracts, site plans, plats, surveys, zoning material, correspondence with landlords or governmental authorities, and governmental material, information and notices regarding or relating in any way to any of such Real Estate are accurate and complete copies of such information and documents.

                 2.12 Taxes. Except as set forth in Schedule 2.12 hereto, all federal, state and other tax returns of the Corporations required by law to be filed have been timely filed (the "Tax Returns"), and the Corporations have paid all Taxes (as defined below) that have become due pursuant to the Tax Returns or pursuant to any assessment. Except as set forth in Schedule 2.12 hereto, (a) no Corporation or Target has requested and/or obtained an extension to file any such tax returns, (b) no Corporation or Target has ever been in a dispute with any governmental authority with respect to any Corporation's Taxes, (c) there are no pending claims or disputes with respect to any Corporation's Taxes and (d) no Corporation or Target has ever entered into any agreement or other commitment with any governmental authority with respect to any Corporation's Taxes. The Corporations have substantial authority (as such term is used in Section 6662 of the Code) for the tax treatment of all items on the Tax Returns. There are no liens for Taxes on any of the Corporation Assets or the Shares, except liens for current real estate Taxes, personal property Taxes, assessments, and bonds not yet delinquent. For purposes of this Agreement, "Taxes" means any federal, state, local or foreign income, payroll, withholding, excise, sales, use, property, use and occupancy, business and occupation, mercantile, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                 2.13 Patents and Intellectual Property Rights. None of the Corporations own or have any interest in any patents, patent applications, patent disclosures, trademarks, trademark applications or trademark registrations, other than such trademark and other common law rights arising with respect to Corporation Assets actually used by Targets or the Corporations.

                 2.14 Inventory. On the Closing Date, the Inventory will have been acquired in the ordinary course of business and at prices prevailing at the time of acquisition, and will be in amounts sufficient to satisfy the ordinary and usual needs of the Business. The Inventory has been valued on the Balance Sheets at cost or at market, whichever is lower, in accordance with GAAP, using the FIFO method of accounting. All unmarketable, rejected, damaged or obsolete Inventory has been written off.

                 2.15 Accounts Receivable. The accounts receivable of the Corporations as set forth on the Balance Sheets reflect amounts which, if collected in the ordinary course of business by the Corporation in a manner consistent with historical practices, will generally be collectable within 90 days after billing at the full recorded amounts thereof, less any allowance for collection losses reflected on the Balance Sheets.

                 2.16     Employees and Labor Relations.

                          2.16.1  Employees.  Schedule 2.16.1 lists the name,
job title (for salaried employees), current salary or wage, date of hire, social security number and assigned location of all salaried, hourly or commissioned employees actively employed (as of the date of this Agreement) by each Corporation. Targets shall provide an updated Schedule 2.16.1 at the Closing. All employees listed on Schedule 2.16.1 as updated at the Closing are referred to for purposes of this Agreement as the "Employees."

                          2.16.2  Labor Relations.  Except as disclosed on
Schedule 2.16.2 hereto: (i) no Employee is represented by any union or other labor organization; (ii) there is no unfair labor practice charge pending or, to the knowledge of Targets (without inquiry), threatened; (iii) there are no negotiations or strikes, disputes, slowdowns or stoppages relating to any of the Employees pending or, to the knowledge of Targets (without inquiry), threatened; (iv) no labor grievance relating to any Employee or former employees is pending which would have a Material Adverse Effect; and (v) none of the Corporations have in the past three years experienced any work stoppage or other labor difficulty or organizational activity relating to any of the Employees or the Business.

                          2.16.3  Labor Claims.  There are no pending claims
against the Corporations (whether under federal or state law, employment agreements or otherwise) asserted by any Employee or former employee, which would have a Material Adverse Effect. To Targets' knowledge (without inquiry), there are no circumstances which may lead to such a claim which, as of yet, has not been asserted.

                 2.17     Employee Benefit Plans.

                          2.17.1  Schedule 2.17 contains a list of (i) each
pension, profit sharing, bonus, deferred compensation, or other retirement plan or arrangement of each Corporation, whether oral or written, which constitutes an "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each medical, health, disability, insurance or other plan or arrangement of each Corporation, whether oral or written, which constitutes an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, and (iii) each other employee benefit or perquisite provided by each Corporation, in which any Employee participates in his capacity as such (separately, a "Corporation Plan," and collectively, the "Corporations' Plans"). True and correct copies of the summary plan descriptions and brochures with respect to the Corporations' Plans have been furnished to Acquiror.

                          2.17.2  With respect to each Corporation Plan,
Corporations have no direct or indirect, actual or contingent liability, other than to make payments for contributions, premiums or benefits when due in the ordinary course, all of which payments that are due having been made.

                          2.17.3  All of the Corporations' Plans have been
administered in material compliance with ERISA and the applicable provisions of the Code. There are no "accumulated funding deficiencies" within the meaning of ERISA or the Code or any federal excise tax or other liability on account of any deficient fundings in respect of the Target Plans. No reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code), has occurred in respect of any of the Corporations' Plans. There are not pending or, to Targets' knowledge, threatened any claims by or on behalf of the Corporations' Plans or by any Employee alleging a breach or breaches of fiduciary duties or violations of any law, regulation or directive put forth by any local, state or federal governmental authority (a "Law") which could result in liability on the part of the Corporations or any of the Target Plans. None of the Corporations' Plans discriminates in operation in favor of Employees who are officers or who are highly compensated, except as permitted under the Code and ERISA. All returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to any of the Corporations' Plans have been timely filed or delivered. None of the Corporations' Plans have been audited or investigated by either the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation within the last five (5) years, and there are no outstanding issues with reference to any of the Corporations' Plans pending before such governmental agencies.

                 2.18 Absence of Undisclosed Liabilities. The Corporations have no liability or obligation of any nature (contingent, absolute, direct, indirect, matured, unmatured, accrued or otherwise) except (i) liabilities which are fully reflected or reserved against (which reserves, if any, are appropriate and reasonable) in the Balance Sheets; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and (iii) liabilities set forth in Schedule 2.18.

                 2.19 No Pending Litigation or Proceedings. Except as disclosed in Schedule 2.19 hereto, there are no actions, suits, investigations or proceedings pending against or, to Targets' knowledge, threatened against or affecting, any of the Corporations or Corporation Assets before any court or arbitrator or governmental authority. Except as disclosed in Schedule 2.19 hereto, there are no outstanding judgments, decrees or orders of any court or governmental authority against any Corporation or any Target which relate to the ownership, condition or operation of the Corporations, the Corporation Assets or the Business.

                 2.20 Insurance. Schedule 2.20 is a complete and accurate description of all material policies of insurance owned or held by or covering the Business and/or the Corporations. Such policies are (i) in full force and effect, (ii) are sufficient for compliance with all requirements of Law, and
(iii) reflect amounts of coverage that are reasonable and customary in light of the nature and extent of the Business and prevailing standards in the industry. To Targets' knowledge, no event has occurred which would jeopardize the Corporations' continued coverage under such policies from the date hereof until the Closing Date.

                 2.21 Condition of Corporation Assets. Except as disclosed in Schedule 2.21, the Corporation Assets are adequate and in suitable condition in all material respects to permit continued operation of the Business in accordance with current operating levels.

                 2.22 Brokerage. None of the Corporations or Targets have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder, which could result in liability to Acquiror or its Affiliates. For purposes of this Agreement, the term "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

                 2.23 Disclosures. No representation or warranty made by Targets in this Agreement contains any intentional or knowingly untrue statement of a material fact or intentionally or knowingly omits to state any material fact necessary to make the statements contained herein under the circumstances in which they are being made not misleading. No facts or circumstances exist, nor are any facts or circumstances likely to occur which might reasonably be expected to materially and adversely affect the present condition of the Corporations, the Business or the Corporation Assets or the business, profitability or prospects of the Corporations or Acquiror's ability to operate the Corporations substantially as they have been operated prior to the date of this Agreement.

                 2.24 Capitalization. The capital stock of each Corporation consists of the number of shares of common stock of each Corporation that are authorized, issued and outstanding on the date hereof as set forth on Exhibit A attached hereto. As of the date hereof, all of the issued and outstanding shares of each Corporation's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold and delivered by each Corporation, free of preemptive rights or rights of first refusal and in compliance with all applicable federal and state securities laws. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Corporation for the purchase or acquisition of any shares of any Corporation's capital stock or any securities convertible or exchangeable for shares of capital stock. No agreements or understandings exist with respect to the voting or sale of such stock other than the agreements disclosed in Schedule 2.24, attached hereto.

                 Except as set forth in Schedule 2.24, Targets are the owners, free and clear of any encumbrances, of the Shares being sold hereunder and have the right and power to enter into this Agreement and to perform the same, and are not party to or obligated under or restricted by any contract or other provision which might be violated by making and performing this Agreement. At the Closing, Acquiror will acquire good and marketable title to the Shares free and clear of all liens, claims, agreements, restrictions and encumbrances of any kind.

                 2.25 Certificate of Incorporation and Bylaws. Copies of the Certificate of Incorporation and the Bylaws of each Corporation certified by the Secretary of Corporation as being the Certificate of Incorporation and Bylaws currently in effect as well as copies of the minute book and stock record of each Corporation heretofore delivered to Acquiror are true and complete copies of such instruments as amended to the date of this Agreement and are in full force and effect on the date hereof.

                 2.26 Dividends. Except as set forth in Schedule 2.26, no distributions or dividends have been declared or paid by the Corporations to any Target from the Balance Sheet Date through the date hereof.

                 2.27 Solvency. Except as set forth in Schedule 2.27, none of the Targets or Corporations are insolvent. The Corporations, when taken into account on a consolidated basis, are not insolvent. For purposes hereof, the term "solvency" means that: (i) the fair salable value of a Target's or Corporation's tangible and intangible assets (other than goodwill or going concern value) is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (ii) such Target or Corporation is able to pay its debts or obligations in the ordinary course as they mature; and (iii) such Target or Corporation has capital sufficient to carry on its businesses and all businesses in which it is about to engage.

                 2.28 Accounting Matters. Neither Targets nor Corporations have taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Acquiror or any of its Affiliates) would prevent Acquiror from accounting for the transaction contemplated by this Agreement as a pooling of interests.

                 2.29 Purchase for Own Account. The Stock Consideration is being or will be acquired for each Target's own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the Securities Act of 1933, as amended (the "Securities Act") or the securities law of any state. Each Target understands that the Stock Consideration has not been registered under the Securities Act and may not be sold, transferred or otherwise disposed of other than in compliance with federal and state securities laws, including any applicable exemption thereto. Each Target agrees not to make any disposition of any Stock Consideration unless and until there is an effective registration under the Securities Act and applicable state securities laws with respect to such Stock Consideration or such Target shall have provided MiniMed a written opinion of counsel in form and substance reasonably satisfactory to MiniMed that an exemption from such registration is available under the Securities Act and such state securities law. Each Target agrees to the imprinting, so long as required by law, of a legend on certificates representing the Stock Consideration to the following effect:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

Each Target acknowledges that any transfer or other disposition of the Stock Consideration in contravention of this Section 2.29 shall be null and void and MiniMed shall not be required (a) to transfer on its books any such Stock Consideration or (b) to treat as the owner of such Stock Consideration or otherwise to accord voting or dividend rights to any purported transferee with respect thereto.

                 2.30 Accredited Investor. Each Target is an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act). Each Target has received sufficient information about MiniMed to reach an informed and knowledgeable decision to acquire the Stock Consideration. Each Target has such knowledge and experience in financial and business matters as to make him capable of utilizing such information to evaluate the risks of the prospective investment and to make an informed investment decision with respect thereto. Each Target is able to bear the economic risk of his investment in the Stock Consideration.

                 2.31 Transaction Representations. The fair market value of the Stock Consideration to be received by the Targets is approximately equal to the fair market value of the Shares. Neither Target has any plan or intention to sell, exchange or otherwise dispose of a number of shares of the Stock Consideration that would reduce each Target's ownership of Common Stock to a number of shares having a value, as of the Closing Date, of less than one hundred percent (100%) of the value of all of the Shares as of the Closing Date. Each Corporation has on the date hereof, and will have on the Closing Date, no plan or intention to issue additional shares of stock that would result in Acquiror losing control of any Corporation within the meaning of
Section 368(c)(1) of the Code. Except as otherwise provided in this Agreement, the Corporations have paid, and will continue to pay, the Target and Corporation expenses in connection with the transaction contemplated by this Agreement. Targets are selling the Shares solely in exchange for the Stock Consideration and Targets are not receiving any cash or other consideration in connection therewith. Prior to the Closing Date, none of the compensation received by any Target from any Corporation was separate consideration for, or allocable to, any of Target's shares in any of the Corporations. None of the Shares was separate consideration for, or allocable to, any employment agreement and any compensation paid by any Corporation to any Target was for services actually rendered and was commensurate with amounts paid to third parties bargaining at arms-length for similar services.

                                   ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MINIMED

                 Acquiror and MiniMed, as applicable, represent and warrant to Targets, as of the date hereof, as follows:

                 3.1 Organization and Good Standing. Acquiror and MiniMed are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

                 3.2 Corporate Power and Authority. Each of Acquiror and MiniMed has full corporate power and corporate authority to make, execute, deliver and perform the Transaction Documents to which each is a party.

                 3.3 Authorization and Enforceability. The execution, delivery and performance by each of Acquiror and MiniMed of the Transaction Documents to which each is a party have been duly authorized by all necessary corporate action on the part of Acquiror and MiniMed respectively. This Agreement has been duly executed and delivered by Acquiror and MiniMed and constitutes, and all other Transaction Documents to be executed and delivered by Acquiror and/or MiniMed in connection herewith, will constitute, the legal, valid and binding obligations of Acquiror and MiniMed respectively, enforceable against Acquiror and MiniMed respectively in accordance with the terms thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 3.4 No Violation of Laws or Agreements. The execution, delivery and performance of the Transaction Documents to which Acquiror and/or MiniMed is a party do not, and the consummation of the transactions contemplated thereby will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Acquiror or MiniMed; (b) violate or result in a breach of any judgment, injunction, writ, award, decree, restriction, ruling or order of any court arbitrator or governmental authority (domestic or foreign), any applicable constitution law, rule or regulation, or any agreement to which Acquiror or MiniMed is a party.

                 3.5 Consents. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution, delivery and performance of the Transaction Documents to which Acquiror and/or MiniMed is a party or the consummation of the transactions contemplated hereby or thereby by Acquiror and/or MiniMed.

                 3.6 Brokerage. Acquiror and its Affiliates have not made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder, which could result in liability to Targets or their Affiliates.

                 3.7 Stock Consideration. The Common Stock issued to Targets as Stock Consideration will, when issued and paid for in accordance with this Agreement, be validly issued, fully paid and non-assessable.

                 3.8 Transaction Representations. Neither Acquiror nor MiniMed has any plan or intention to (a) liquidate any of the Corporations, (b) merge any of the Corporations into another corporation, (c) cause any of the Corporations to sell or otherwise dispose of any of their assets (except for dispositions made in the ordinary course of business), (d) sell or otherwise dispose of any of the Shares, other than to Affiliates of MiniMed or Acquiror, or (e) reacquire any of the Stock Consideration. Except as otherwise provided in this Agreement, MiniMed and Acquiror each paid its own expenses in connection with the transaction contemplated by this Agreement. Acquiror is acquiring the Shares solely in exchange for the Stock Consideration and Acquiror is not providing any cash or other consideration in order to obtain the Shares. Acquiror and MiniMed are not assuming, and will not assume at Closing, any liabilities of any of the Corporations, which liabilities shall remain the obligation of the respective Corporations. During the five (5) years prior to the date hereof (and prior to the Closing Date), neither Acquiror nor MiniMed owned, directly or indirectly, any stock of any of the Corporations. On and after the Closing Date, the Corporations will continue their historic business and will continue to use a significant portion of the Corporations' historic business assets in an ongoing business. Neither Acquiror nor MiniMed is an investment company as defined in Section 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

                                   ARTICLE 4
                                   COVENANTS

                 4.1 Conduct of Business. From the date of this Agreement to the Closing Date:

                          4.1.1  Targets shall cause the Corporations to (i)
operate the Business in the ordinary course and consistent with prior practices, (ii) preserve intact the Business and the Corporations' marketing organization, (iii) retain in their employ all key employees, (iv) preserve relationships with suppliers, customers, sales representatives, health care providers, third party payors and others having business relations with them, (v) use their best efforts to fully comply and maintain compliance with any and all applicable laws, rules, regulations, ordinances, codes, judgments and orders of any governmental authority in connection with the operation of the Business, including without limitation bringing into compliance any items reflected on Schedule 2.7 of this Agreement and (vi) maintain all of the Corporation Assets in good operating condition and repair. Without limiting the generality of the foregoing, Targets shall not cause or permit the Corporations to make or permit (A) any transaction not in the ordinary course of business, (B) any change in accounting methods, accounting practices or keeping books of account, (C) any sale, transfer or other disposition of any assets, properties or rights of the kind included in the Corporation Assets, except sales of inventory in the ordinary course of business consistent with past practice and sales of other assets at fair market value with an aggregate value of less than $25,000, (D) any cancellation of any debts, claims or contracts, except in the ordinary course of business and consistent with past practices, (E) any trade promotions, except in the ordinary course of business and, in no case, at levels of expenditure materially greater than those incurred in prior years, (F) any other event or condition which may adversely affect any of the Corporation Assets, (G) any disposition of, or failure to keep in effect, any rights in, to or for the use of any Permit, (H) except as set forth in Schedule 4.1.1, any incurrence of indebtedness (including any incurrence of any liability (whether or not pursuant to written contract) requiring an ongoing financial commitment exceeding $5,000), any mortgage, pledge or subjection to lien of the Corporation Assets, (I) any amendment of any Corporation's Certificate of Incorporation or Bylaws, (J) any major investments exceeding in the aggregate $10,000, (K) any conduct of any Corporation's business in violation of any applicable laws, rules, regulations, ordinances, codes, judgments and orders,
(L) any outstanding preemptive, conversion or other rights, options, warrants or agreements to be granted or issued by or binding upon any Corporation for the purchase or acquisition of any shares of any Corporation's capital stock or any securities convertible or exchangeable for shares of capital stock, (M) any change in any policy of insurance owned or held by or covering the Business and/or the Corporations, (N) any assumption or guarantee of debt, (O) any distribution or declaration of dividends, (P) any change in the number of authorized, issued and outstanding shares of any Corporation, or (Q) any agreement, in writing or otherwise, to do any of the foregoing.

                          4.1.2  From the date hereof through the Closing Date,
Targets shall promptly inform Acquiror in writing of any event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

                          4.1.3  From the date hereof through the Closing Date,
Targets shall not and shall cause the Corporations to not, without the prior written consent of Acquiror, take or omit to take any action which if taken or omitted prior to the date hereof would constitute a breach of any representations or warranties set forth in this Agreement, or which would result in any of the occurrences or events set forth in Section 2.5 hereof.

                          4.1.4  From the date hereof through the Closing Date,
Targets shall not cause or permit the Corporations to make any commitments or agreements for capital expenditures or capital additions or betterments by any Corporation exceeding in the aggregate $10,000.

                          4.1.5  From the date hereof through the Closing Date,
Targets shall not, without the prior written consent of Acquiror, cause or permit the Corporations to renew, extend, modify, amend or terminate any contract to which any of the Corporations are a party, to waive any rights of any Corporation in respect of any Contract or other Corporation Asset, enter into or become a party to any employment contract, change in control agreement or severance agreement, enter into or become a party to any contract under which the reasonably anticipated costs and expenses will exceed the reasonably anticipated revenues or benefit thereof or which would have a Material Adverse Effect, or do any act or omit to do an act that would cause a breach of or violation or default under any Contract;

                          4.1.6  From the date hereof through the Closing Date,
Targets shall not cause or permit the Corporations to (a) except as set forth in Schedule 4.1.6, change the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Employee, officer or agent of any Corporation, or make any bonus payment or similar arrangement with any such person, or (b) hire any employee other than in the ordinary course of business.

                 4.2 Access, Information and Documents. Targets shall cause the Corporations to give Acquiror, MiniMed and their representatives (including Acquiror's and MiniMed's agents, accountants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, Real Estate, Employees, Contracts, books, records and affairs of Targets and the Corporations relating to the Business, and shall cause each Corporation's officers and employees to furnish to Acquiror and MiniMed all documents, records and information concerning the Business and other affairs of each Corporation as Acquiror or MiniMed may reasonably request. All access provided to, and information reviewed by, Acquiror or MiniMed (including copies of documents provided by Targets or the Corporations) shall be subject to the provisions of that certain Non-Disclosure Agreement between MiniMed and Home Medical Supply, Inc., effective as of March 27, 1997.

                 4.3 Negotiations. Following the execution of this Agreement, neither Target nor any of its Affiliates, employees (including the Employees), officers, shareholders, agents or any of the Corporations, shall solicit, initiate, furnish information relating to or participate in negotiations with respect to, any offer for any purchase or sale of the Business, the Shares or the Corporation Assets, other than sales of Inventory in the ordinary course of business.

                 4.4 Supplements to Disclosure Schedules. Targets will promptly provide Acquiror with a supplement or amendment to its Disclosure Schedules with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules. In addition, Targets shall promptly inform Acquiror, and Acquiror will promptly inform Targets, of any fact or event which comes to their attention, the existence of which constitutes or likely will constitute a breach of any representation or warranty in this Agreement. Notwithstanding the foregoing, Targets shall provide Acquiror with supplements or amendments to the Disclosure Schedules contemplated by Sections 2.5, 2.11(e), 2.27, 4.1.1 and 4.1.6 no later than the date which is ten (10) calendar days after the date hereof. Acquiror shall provide Targets a supplement or amendment to Schedule 4.9 within five (5) business days after receipt of all of the Schedules contemplated by the preceding sentence.

                 4.5      Mutual Covenants and Assurances.

                          4.5.1  The parties mutually covenant to cooperate
with each other, and use all reasonable efforts, to do all things necessary or appropriate to consummate the transactions contemplated by this Agreement, including without limitation, (a) cooperating with each other in determining whether filings are required to be made or consents are required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents, (b) using all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action), and (c) advising the other party promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

                          4.5.2  After the Closing, Targets will execute,
acknowledge and deliver, whenever reasonable and advisable, to Acquiror or MiniMed such other instruments of conveyance and transfer and will take such other actions and execute such other documents as Acquiror or MiniMed may require in connection with the transactions contemplated by this Agreement.

                 4.6 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby (except confidential and non-public communications to the directors and officers of MiniMed) without the prior written consent of the other party (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement may be required by law or, in the case of MiniMed, listing agreement with a securities exchange. The parties acknowledge that (a) on the date hereof, MiniMed will issue a press release concerning this Agreement or the transactions contemplated hereby and (b) on or after the date hereof, either party may make or issue a written statement to its employees or customers concerning this Agreement or the transactions contemplated hereby.

                 4.7      Employees.

                          4.7.1  Designated Employees.  Prior to the Closing,
Acquiror shall designate in writing to Targets those of the Employees that it desires to retain as employees of the Corporations after the Closing (the "Designated Employees"). Targets agree to use their best efforts to encourage the Designated Employees to remain employed with the Corporations after the Closing. Any Designated Employee that remains employed after the Closing shall be referred to as a "Retained Employee" for purposes of this Agreement. No employee of the Business or of any of the Corporations shall be deemed to be a third party beneficiary of any portion of this Agreement.

                          4.7.2  Termination of Employees.  Concurrently with
the Closing, Targets shall cause the Corporations to terminate all of the Employees other than the Designated Employees and shall cause the Corporations to pay to each such employee any amounts owing through the Closing Date. Targets shall provide notice, if any, required under the Workers Adjustment and Retraining Notification Act and any state law notice requirements.

                 4.8 Employee Benefit Plans. Targets shall cause the Corporations to terminate all of the Corporations' Plans effective as of the Closing, except with respect to the Corporations' Plans listed, and/or to the extent specifically described, on Schedule 4.8. Targets shall cause such participants in the Corporations' Plans to have full rights to all distribution alternatives available to terminated employees and shall effect such distribution in accordance with the terms of such Plans. In particular, the rights of the Employees with respect to their accounts in the Home Medical Supply, Inc. 401(k) Plan (the "401(k) Plan") shall be governed by the provisions of such plan which are applicable to termination of employment. Retained Employees may elect to transfer the vested amounts of such accounts (which shall be valued in accordance with the terms of the 401(k) Plan) to such existing or newly created 401(k) profit sharing plans or 401(a) defined contribution plans of Acquiror as Acquiror shall designate with respect to such accounts consistent with the ERISA and other Code requirements applicable to such transfers.

                 4.9 Pay-off of Liabilities of the Corporations. Concurrently with the Closing, Targets shall cause the Corporations to pay off, discharge, satisfy or otherwise relieve the Corporations of, the liabilities and other obligations of the Corporations listed on Schedule 4.9 to this Agreement. Targets shall also cause the Corporations to remove or have released on or prior to the Closing Date any and all security interests on the Corporation Assets associated with such liabilities.

                 4.10 Tax and Accounting Treatment. None of the parties hereto shall take or cause to be taken any action, whether on, before or after the Closing Date, that would disqualify the transaction contemplated by this Agreement as a "reorganization" within the meaning of Section 368 of the Code. The parties hereto shall not take any action or fail to take any action, on, before or after the Closing Date, that would prevent the transaction contemplated by this Agreement from being eligible for treatment as a pooling of interests transaction under generally accepted accounting principles.

                                   ARTICLE 5
                       CONDITIONS PRECEDENT; TERMINATION

                 5.1 Conditions Precedent to Obligations of Acquiror. The obligations of Acquiror to purchase the Shares are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Acquiror in its sole discretion):

                          5.1.1  Performance of Agreements; Representations and
Warranties. Each Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the representations and warranties set forth in this Agreement made by each Target shall be true and correct in all material respects on and as of the Closing Date (irrespective of any notice or certificate delivered to Acquiror after the date hereof) with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Acquiror shall have been furnished with a certificate from each Target, dated the Closing Date, certifying to the foregoing.

                          5.1.2  Opinion of Counsel.  Acquiror shall have
received from Salver & Mussman, P.A., counsel to Targets, an opinion dated the Closing Date, in form and substance reasonably satisfactory to Acquiror and MiniMed, the form of which shall be agreed upon in writing by the parties hereto within thirty (30) days after the date hereof.

                          5.1.3  Required Consents; Notice.  All statutory and
regulatory consents and approvals required to be obtained shall have been obtained (including but not limited to all applicable written consents relating to all Environmental Permits). All other necessary and material consents and approvals of third parties or Targets to the transactions contemplated hereby shall have been obtained.

                          5.1.4  Licenses and Permits.  The Permits set forth
in Schedule 2.7 shall have been renewed or be in effect.

                          5.1.5  Completion of Due Diligence.  Acquiror and
MiniMed shall have completed their investigation of the Business, including its investigation of environmental matters, and of the Corporations and Corporation Assets, which Acquiror and MiniMed, in their sole discretion, consider necessary. The results of such investigation must be acceptable to Acquiror and MiniMed in their sole discretion. Such investigation shall be completed prior to the expiration of forty-five (45) days following the date of this Agreement (for purposes of this Agreement, such period is referred to as the "Due Diligence Period"). The condition set forth in this Section 5.1.5 shall be deemed satisfied or waived by Acquiror and MiniMed if no objection is made by Acquiror and MiniMed prior to expiration of the Due Diligence Period.

                          5.1.6  Review of Schedules.  Acquiror and MiniMed
shall have completed their review of the form and content of the Schedules prepared by Targets and/or its counsel that are attached to this Agreement on the date hereof. The results of such review must be acceptable to Acquiror and MiniMed in their sole discretion. Such investigation shall be completed prior to the expiration of ten (10) calendar days following the date of this Agreement (for purposes of this Agreement, such period is referred to as the "Schedule Review Period"). The condition set forth in this Section 5.1.6 shall be deemed satisfied or waived by Acquiror and MiniMed if no objection is made by Acquiror and MiniMed prior to expiration of the Schedule Review Period.

                          5.1.7  Accuracy and Approval of Schedules.  Acquiror,
MiniMed and its counsel shall have received updated versions, complete and accurate in all material respects as of the Closing Date, of all Schedules referenced herein and attached hereto, which Schedules are to be provided by Targets at least two business days in advance of the Closing and Acquiror, MiniMed and its counsel shall have reviewed such Schedules and found them satisfactory. Notwithstanding the foregoing, the condition set forth in this
Section 5.1.7 shall be deemed satisfied or waived by Acquiror and MiniMed unless the updated Schedules provided by Targets as of the Closing Date disclose information having a Material Adverse Effect, provided, however, that this sentence shall not apply to (a) the Schedules contemplated by Sections 2.5, 2.11(e), 2.27, 4.1.1 and 4.1.6 (which such Schedules shall be subject to Acquiror's and MiniMed's reasonable satisfaction) and (b) any amendment or update of any Schedule disapproved by Acquiror and MiniMed during the Schedule Review Period (which such Schedules shall also be subject to Acquiror's and MiniMed's reasonable satisfaction).

                          5.1.8  Injunction; Litigation.  (i) No statute, rule,
regulation or order of any court or governmental authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which could reasonably be expected to limit or adversely affect Acquiror's ownership of the Shares, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which could reasonably be expected to limit or adversely affect Acquiror's ownership of the Shares.

                          5.1.9  Documents.  Targets shall have delivered all
of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder (including applicable Transaction Documents and all other documents necessary to transfer the Shares to Acquiror).

                          5.1.10  Pooling Opinion.  Acquiror and MiniMed shall
have received an opinion letter from Deloitte & Touche, dated the Closing Date, addressed to Acquiror and MiniMed, in form and substance reasonably satisfactory to Acquiror and MiniMed, stating that the transaction contemplated by this Agreement qualifies as a pooling of interests transaction under generally accepted accounting principles.

                          5.1.11  Condition of Corporation Assets.  The
Corporation Assets shall not have been materially or adversely affected in any way as a result of fire, accident, flood, storm earthquake or other casualty, labor or civil disturbance, or act of God or a public enemy.

                          5.1.12  Corporate Approval.  The board of directors
of Acquiror and MiniMed and the sole shareholder of Acquiror shall have approved the transactions contemplated by this Agreement.

                 5.2 Conditions Precedent to Obligations of Targets. The obligations of Targets to sell the Shares are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Targets in its sole discretion):

                          5.2.1  Performance of Agreements; Representations and
Warranties. Acquiror and MiniMed, as applicable, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing, and the representations and warranties set forth in this Agreement made by Acquiror and MiniMed, as applicable, shall be true and correct in all material respects on and as of the Closing Date (irrespective of any notice or certificate delivered to any Target after the date hereof) with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Targets shall have been furnished with a certificate of the President or Vice President of Acquiror and MiniMed, dated the Closing Date, certifying to the foregoing.

                          5.2.2  Injunction.  No statute, rule, regulation or
order of any court or governmental authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement.

                          5.2.3  Required Consents; Notice.  All statutory and
regulatory consents and approvals which are required under the laws or regulations of the United States and other governmental authorities shall have been obtained (including but not limited to all applicable written consents relating to all Environmental Permits).

                          5.2.4  Tax Opinion.  Targets shall have received a
favorable opinion, addressed to them and dated the Closing Date, of Deloitte & Touche, reasonably satisfactory in substance and form to Targets, the cost of which shall be borne by Acquiror, to the effect that, under the provisions of the Code, for federal income tax purposes: (i) the transaction contemplated by this Agreement will constitute a reorganization within the meaning of Section 368 of the Code; and (ii) no gain or loss will be recognized by Targets as to the extent the Shares are exchanged for the Stock Consideration.

                          5.2.5  Accuracy and Approval of Schedules.  Targets
and its counsel shall have received updated versions, complete and accurate in all material respects as of the Closing Date, of all Schedules referenced herein and attached hereto, which Schedules are to be provided by Acquiror and MiniMed at least two business days in advance of the Closing and Targets and its counsel shall have reviewed such Schedules and found them satisfactory. Notwithstanding the foregoing, the condition set forth in this Section 5.2.5 shall be deemed satisfied or waived by Targets unless the updated Schedules provided by Acquiror and MiniMed as of the Closing Date disclose information having a Material Adverse Effect, provided, however, that this sentence shall not apply to Schedule 4.9 (which such Schedule shall be subject to Targets' reasonable satisfaction).

                          5.2.6  Documents.  Acquiror shall have delivered all
consideration and all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder (including applicable Transaction Documents).

                 5.3      Termination.

                          5.3.1  Anything contained herein to the contrary
notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned:

                                  (a)  by mutual written consent of Targets,
Acquiror and MiniMed;

                                  (b)  by Targets at any time if the
representations and warranties of Acquiror or MiniMed, as applicable, in this Agreement were incorrect in any material respect when made or at any time thereafter, or Acquiror or MiniMed, as applicable, are in breach in any material respect of any of its respective covenants or agreements in this Agreement (collectively, an "Acquiror Breach"), and such Acquiror Breach continues uncured for ten (10) days after written notice thereof by Targets;

                                  (c)  by Acquiror or MiniMed at any time if
the representations and warranties of any Target in this Agreement were incorrect in any material respect when made or at any time thereafter, or any Target is in breach in any material respect of any of its covenants or agreements in this Agreement (collectively, a "Target's Breach"), and such Target's Breach continues uncured for ten (10) days after written notice thereof by Acquiror;

                                  (d)  by any party hereto, if there shall
exist any statute, rule, regulation or order of any court or governmental authority which permanently (without right of appeal or reconsideration) restrains or prohibits the transactions contemplated hereby;

                                  (e)  by any party hereto, if the Closing does
not occur on or prior to March 15, 1998 (provided that the terminating party shall not have prevented the Closing to occur as a result of a willful breach by it of this Agreement); or

                                  (f)  by Acquiror or MiniMed, if, prior to the
end of the Due Diligence Period, Acquiror or MiniMed determines in its sole discretion that the results of its investigation of the Business are unacceptable.

                          5.3.2  If this Agreement is terminated and the
transactions contemplated hereby are abandoned as described in this Section 5.3, this Agreement shall become void and of no further force and effect, except for the provisions of Section 4.6 relating to publicity, Section 6.1 relating to expenses, Section 2.22 and Section 3.6 relating to brokerage, and
Section 4.2 relating to confidentiality. Nothing in this Section 5.3 shall be deemed to release either party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

                 5.4 Right to Proceed. If any of the conditions specified in Section 5.1 have not been satisfied (provided that such conditions are specified in the certificates delivered pursuant to Section 5.5), Acquiror shall have the right to proceed with the Closing, but if the Closing occurs, Acquiror shall be deemed to have waived its rights hereunder (including all indemnification rights) with respect to such failed conditions (including rights with respect to any specified breaches of any Target's representations and warranties). If any of the conditions specified in Section 5.2 have not been satisfied (provided that such conditions are specified in the certificates delivered pursuant to Section 5.5), Targets shall have the right to proceed with the Closing, but if the Closing occurs, Targets shall be deemed to have waived their rights hereunder (including all indemnification rights) with respect to such failed conditions (including rights with respect to any specified breaches of Acquiror's and/or MiniMed's representations and warranties).

                 5.5 Effect of Investigation. Any inspection, audit or investigation conducted by or on behalf of any party shall in no way limit, affect or impair the ability of such party to rely upon the representations, warranties, covenants and agreements of the other party set forth in this Agreement. Notwithstanding the foregoing sentence, (a) each Target shall deliver to Acquiror at Closing a certificate which identifies with specificity
(i) any breaches (or events which with notice, lapse of time or both would become breaches) of the representations, warranties, covenants or agreements of each Target, Acquiror or MiniMed and (ii) any of the conditions specified in Sections 5.1 or 5.2 which have not been satisfied, and
(b) Acquiror shall deliver to Targets at Closing a certificate which identifies with specificity (i) any breaches (or events which with notice, lapse of time or both would become breaches) of the representations, warranties, covenants or agreements of each Target, Acquiror or MiniMed and (ii) any of the conditions specified in Sections 5.1 or 5.2 which have not been satisfied. Such certificates shall set forth all material facts related to such breaches, conditions or events. If the parties proceed with the Closing following the receipt of such certificates, then, each party shall be deemed to have waived their rights hereunder (including indemnification rights) with respect to such breaches, conditions and events.

                                   ARTICLE 6
                          CERTAIN ADDITIONAL COVENANTS

                 6.1 Certain Taxes and Expenses. Notwithstanding that the transaction contemplated by this Agreement is intended to be a "tax-free" reorganization for Federal income tax purposes, Targets shall be solely responsible for all state and local sales, use, transfer, real property transfer, documentary stamp, recording and other similar taxes arising from and with respect to the sale and purchase of the Shares. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein or otherwise agreed to in writing by the parties, Targets, Acquiror and MiniMed shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

                 6.2 Maintenance of Books and Records. Targets and Acquiror shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date relating in any manner to the Corporations and the Shares, as reasonably required by such party for any lawful purpose. No files, books or records existing at the Closing Date relating in any manner to the Corporations and Shares shall be destroyed by any party after the Closing Date without giving the other party at least 30 days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 6.2 shall be during normal business hours and upon not less than two days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

                 6.3 Employment Security Laws. Each party will execute and deliver all appropriate documents and, at its expense, attend, testify and cooperate at any hearing under any workers compensation law with respect to any claim relating to the Business.

                 6.4 Indemnification. Subject to Sections 5.4 (Right to Proceed) and 5.5 (Effect of Investigation), Targets, MiniMed and Acquiror agree as follows:

                          6.4.1  Mutual Indemnification.  Each party shall
defend, indemnify and hold harmless the other from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suit, action, claim, deficiency, liability or obligation (collectively, "Damages") related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in any other agreement, instrument or other document delivered pursuant hereto, and any and all claims made based upon facts alleged that, if true, would have constituted any such misrepresentation, breach or failure, together with interest from the Closing Date to the date of payment at the Prime Rate.

                          6.4.2  Indemnification of Acquiror and MiniMed.  Each
Target (jointly and severally) shall defend, indemnify and hold harmless Acquiror and MiniMed from and against any and all Damages related to, caused by or arising from (a) any and all claims by any Employee arising out of the business operations of any Corporation on or prior to the Closing Date other than those claims contemplated by Section 6.4.3 hereto, (b) any claim arising or relating to any act, conduct or omission of any Target or any Corporation that occurred at any time on or prior to the Closing Date, including, without limitation, (i) any claim arising or relating to the transactions contemplated herein and (ii) any liability for Taxes of any Corporation relating or arising with respect to any taxable period prior to the Closing Date (only pursuant to IRS audit adjustments), including any partial periods prior to the Closing Date; provided, however, that the indemnification under this Section 6.4.2(b)(ii) shall be limited to the difference between Taxes accrued on the books of any Corporation and the accrual for Taxes which such Corporation should have made in accordance with generally accepted accounting principles, as verified by Deloitte & Touche (only for partial periods prior to the Closing
Date), and (c) the presence of Hazardous Materials on, beneath or otherwise among any Corporation Asset, including the Real Estate, on or prior to the Closing Date, including, without limitation, any of the following which relate to any period on or prior to the Closing Date: (i) property damage or destruction (whether of third persons, any Corporation, Acquiror, MiniMed, any of MiniMed's Affiliates, or of any of such entities' personnel), (ii) sickness, disease, death, personal or bodily injury to persons (whether of third persons or of any personnel of any Corporation, Acquiror, MiniMed or any of MiniMed's Affiliates), (iii) actual or alleged violation of law including, but not limited to, Environmental Laws and (iv) removal or remediation costs in connection with any environmental liabilities of any Corporation.

                          6.4.3  Indemnification of Targets.  MiniMed and
Acquiror (jointly and severally) shall defend, indemnify and hold harmless each Target from and against any and all Damages related to, caused by or arising from the termination of all of the Employees other than the Designated Employees as required by Section 4.7.2 hereof.

                          6.4.4  Payment of Indemnification.  All rights in
this Section 6.4 are cumulative and are in addition to all other rights and remedies which are otherwise available. All indemnification obligations shall be deemed made in favor of any party's officers, directors, agents, representatives, subsidiaries, affiliates, successors and assigns.

                          6.4.5  Indemnification Procedures.

                          (a)  A party seeking indemnification pursuant to this
Section 6.4 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim; (B) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any continuing material adverse effect on the Indemnified Party's business; and
(C) the Indemnifying Party makes reasonably adequate provision to ensure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result (the conditions set forth in clauses (A), (B) and (C) are collectively referred to as the "Litigation Conditions").

                          (b)     Within ten (10) days after the Indemnifying
Party has given notice to the Indemnified Party of its intended exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the fact that, in the Indemnified Party's reasonable judgment, any of the Litigation Conditions have not been satisfied. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice is given by the Indemnified Party, or if any such objection by the Indemnified Party is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied.

                          (c) The Indemnifying Party or the Indemnified Party,
as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

                          (d)     The Indemnifying Party, if it shall have
assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the right to settle any Third Party Claim, with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                          (e)     Whether or not the Indemnifying Party chooses
to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                 6.5 Financial Statements. Targets shall, at the Corporations' expense, provide Acquiror, within thirty (30) days after Acquiror's written request therefor, with such information, financial or otherwise, relating to the Shares as may be required under Rule 3-05, Article 11 of Regulation S-X or other rule or regulation promulgated under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in connection with the preparation and filing of any registration statement or periodic report of Acquiror or its Affiliates pursuant to such laws.

                                   ARTICLE 7
                                 MISCELLANEOUS

                 7.1 Construction. Acquiror, MiniMed and Targets have participated jointly in the negotiation and drafting of the Transaction Documents, including this Agreement. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Nothing in the Disclosure Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the exception is described on the Disclosure Schedule or in the documents referred to on the Disclosure Schedule with reasonable particularity. All references to Targets herein shall refer concurrently to each individual Target and to all Targets jointly and severally.

                 7.2 Nature and Survival of Covenants and Representations. With respect to the several covenants, agreements, representations and warranties of the parties hereto in the Transaction Documents: (a) the covenants and agreements shall survive the Closing until the date which is five
(5) years after the Closing Date; and (b) the representations and warranties shall survive until the date which is two (2) years after the Closing Date; provided, however, that the representations and warranties contained in Section
2.8 shall survive until the date which is five (5) years after the Closing Date. All rights to indemnification contained in this Agreement shall not terminate or expire but shall continue indefinitely, subject to the terms hereof.

                 7.3 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, telegram or by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

                 If to Acquiror or MiniMed:

                                  MiniMed Inc.
                                  12744 San Fernando Road
                                  Sylmar, CA  91342
                                  Fax:  (818) 367-1460
                                  Attention:  General Counsel

                 with a copy to:

                                  McDermott, Will and Emery
                                  2049 Century Park East, 34th Floor
                                  Los Angeles, CA  90067
                                  Fax:  (310) 277-4730
                                  Attention:  Douglas A. Jaques, Esq.

                 If to Targets:

                                  Robert A. Kusher
                                  3250 North 29th Avenue
                                  Hollywood, FL  33020
                                  Fax:  (954) 925-7267

                                  Craig Lowy
                                  Home Medical Supply, Inc.
                                  3250 North 29th Avenue
                                  Hollywood, FL  33020
                                  Fax:  (954) 925-7267

                 with a copy to:

                                  Salver & Mussman, P.A.
                                  5881 N.W. 151st Street, Suite 101
                                  Miami Lakes, FL  33014
                                  Fax:  (305)823-3545
                                  Attention:  Jay D. Mussman

                 7.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that
(a) Acquiror may assign its rights under this Agreement to any Affiliate or require Targets to transfer the Shares directly to a subsidiary of Acquiror,
(b) Acquiror may assign its rights under this Agreement as collateral security to any entity providing direct or indirect financing to it or any of its Affiliates. Without limiting the foregoing, Acquiror shall have the right to assign after the Closing its rights in whole or in part as to Targets' covenants, representations and warranties hereunder to any successor in interest to Acquiror of any of the Shares.

                 7.5 Exhibits and Schedules. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

                 7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof.

                 7.7 Consent to Jurisdiction. WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO A JURY TRIAL AND AGREE THAT SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY. Each party agrees to non-exclusive personal jurisdiction and venue in the United States District Court for the Central District of California (and any California State court within that District) and for that purpose, appoints the person set forth in
Schedule 7.7 as its agent for service of process in such jurisdiction.

                 7.8 Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

                 7.9 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

                 7.10 Entire Agreement. This Agreement, together with the Disclosure Schedules and Exhibits hereto, and the other Transaction Documents, constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

                 7.11 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect in a writing executed by each party, and any party, as to such party, may waive any of its rights hereunder. To be effective, any such waiver must be in writing and be signed by the party providing such waiver. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.

                 7.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

                 7.13 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

                                           TARGETS:

                                              "Kusher"



                                              By /s/ Robert A. Kusher
                                                _______________________________
                                                Robert A. Kusher

                                              "Lowy"



                                              By /s/ Craig Lowy
                                                _______________________________
                                                Craig Lowy


                                           ACQUIROR:

                                              MINIMED DISTRIBUTION CORP.


                                              By /s/ Eric S. Kentor
                                                _______________________________
                                                Name: Eric S. Kentor
                                                Title: President

                                           MINIMED:

                                              MINIMED INC.


                                              By /s/ Terrance H. Gregg
                                                _______________________________
                                                Name: Terrance H. Gregg
                                                Title: President and COO

                                    EXHIBIT A



Home Medical Supply, Inc., a Florida corporation

         Total Shares Authorized:            100
         Total Shares Issued:                100
         Kusher Shares:                      100
         Lowy Shares:                          0

Home Medical Supply, Inc., a Georgia corporation

         Total Shares Authorized:          1,000
         Total Shares Issued:                500
         Kusher Shares:                      500
         Lowy Shares:                          0

Home Medical Supply, Inc., a Tennessee corporation

         Total Shares Authorized:          2,000
         Total Shares Issued:              1,000
         Kusher Shares:                    1,000
         Lowy Shares:                          0

Home Medical Supply, Inc., a California corporation

         Total Shares Authorized:          1,000
         Total Shares Issued:                500
         Kusher Shares:                      500
         Lowy Shares:                          0

Home Medical Supply of Michigan, Inc., a Michigan corporation

         Total Shares Authorized:          1,000
         Total Shares Issued:                500
         Kusher Shares:                      500
         Lowy Shares:                          0

HMS, Inc., an Alabama corporation

         Total Shares Authorized:          1,000
         Total Shares Issued:                500
         Kusher Shares:                      500
         Lowy Shares:                          0

Pharmax, Inc., a Florida corporation

         Total Shares Authorized:            100
         Total Shares Issued:                100
         Kusher Shares:                       50
         Lowy Shares:                         50

South Broward Medical Arts Pharmacy, Inc., a Florida corporation




         Total Shares Authorized:          5,000
         Total Shares Issued:              1,000
         Kusher Shares:                      500
         Lowy Shares:                        500

Clark Pharmacy, Inc., a Georgia corporation

         Total Shares Authorized:          1,000
         Total Shares Issued:                500
         Kusher Shares:                      250
         Lowy Shares:                        250

Clark Wholesale Co., a Florida corporation

         Total Shares Authorized:          1,000
         Total Shares Issued:                500
         Kusher Shares:                      250
         Lowy Shares:                        250

Clark Financial Services, a Florida corporation

         Total Shares Authorized:          1,000
         Total Shares Issued:                500
         Kusher Shares:                      250
         Lowy Shares:                        250

Diabetix Depot, Inc., a Florida corporation

         Total Shares Authorized:            100
         Total Shares Issued:                100
         Kusher Shares:                      100
         Lowy Shares:                          0

Dialysis Management Services, Inc., a Florida corporation

         Total Shares Authorized:          1,000
         Total Shares Issued:              1,000
         Kusher Shares:                      500
         Lowy Shares:                        500

Medical Management & Marketing of South Florida, a Florida corporation

         Total Shares Authorized:          1,000
         Total Shares Issued:                500
         Kusher Shares:                      500
         Lowy Shares:                          0